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                                                                 EXHIBIT (8)(i)




                            REIMBURSEMENT AGREEMENT

                 Agreement, dated as of February 3, 1992 between Merrill Lynch Investment Management, Inc., doing business as Merrill Lynch Asset Management, ("MLAM") and Merrill Lynch Life Agency, Inc. ("MLLA").

                 WHEREAS, MLAM is the investment adviser for Merrill Lynch Variable Series Funds, Inc. (the "Fund"), a series fund presently consisting of ten separate portfolios and which may consist of additional portfolios in the future (the "Portfolios"); and

                 WHEREAS, shares of the Fund are held by various separate accounts to fund benefits under variable annuity contracts issued by Family Life Insurance Company, Merrill Lynch Life Insurance Co. and ML Life Insurance Co. of New York (the "Contracts"); and
                 WHEREAS, MLLA is one of the principal distributors of the Contracts; and

                 WHEREAS, MLAM and the Fund are parties to investment advisory agreements with respect to the Portfolios which provide for an expense limitation which, in general terms, requires that MLAM reimburse the Fund for ordinary operating expenses to the extent required under the most restrictive expense limitation set forth in state securities laws or regulations thereunder (the "Investment Advisory Agreements"); and





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                 WHEREAS, MLLA and MLAM desire to further limit such ordinary operating expenses of the present Portfolios of the Fund and Portfolios which may be created in the future;

                 NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter set forth, it is hereby agreed that:

                 1.       Commencing on February 10, 1992, MLLA shall:

                          a.      reimburse the Fund with respect to each
Portfolio in an amount equal to the amount by which the aggregate operating expenses of such Portfolio during such period less interest, taxes, brokerage fees and commissions and extraordinary charges such as litigation costs during such period exceed 1.25% of the average daily net assets of such Portfolio; and

                          b.      indirectly reimburse the Fund, by reimbursing
MLAM, with respect to any amounts MLAM is required to pay and does pay to the Fund by reduction of its fee pursuant to the expense limitation provisions of the Investment Advisory Agreement.





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                 2.       This Agreement may not be amended, modified or
terminated except pursuant to a writing executed on behalf of each of the parties hereto.


                                  MERRILL LYNCH INVESTMENT MANAGEMENT, INC.



                                  By /s/  TERRY K. GLENN
                                     --------------------------------
                                          Terry K. Glenn


                                  MERRILL LYNCH LIFE AGENCY, INC.



                                  By /s/  WILLIAM A. WILDE
                                     --------------------------------
                                          William A. Wilde





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